Exhibit 99.1

Helicos BioSciences Corporation Announces Appointment of Ivan
Trifunovich as President and CEO

-Helicos Introduces Single Molecule Sequencing Technology Licensing
Program-

CAMBRIDGE, Mass., October 14, 2010 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today that its Board of Directors has appointed Dr. Ivan Trifunovich as the company’s President and Chief Executive Officer.  Dr. Trifunovich has served as a senior consultant to the Helicos Board of Directors and was elected to serve as Executive Chairman of the Board of Helicos on September 15, 2010.  Ron Lowy, who stepped in as CEO at the board’s request will return to his role as a board member.  Helicos today also announced the launch of a technology licensing program for its Single Molecule Sequencing Platform.

Commenting on behalf of the Helicos Board of Directors, company’s co-founder Stan Lapidus said, “As a result of hard work by Ron and the Helicos management team the HeliScope sequencing platform has continued to advance in performance and applications, while the Company’s intellectual property portfolio has been significantly strengthened.  We appreciate Ron’s leadership during the past two years and look forward to his continued contributions on the Board.”

“I am excited to take over the leadership of Helicos during this critical time as we introduce our technology licensing program,” said Dr. Trifunovich.  “We intend to create the maximum value from our strong intellectual property portfolio in single molecule sequencing, which we consider to be an absolute requirement for anyone competing in the rapidly growing next-generation, single molecule sequencing market.”

“Helicos was the first to invent and market single molecule sequencing technology and has established a comprehensive patent estate with the earliest priority dates in the field,” continued Dr. Trifunovich.  “We are pleased to announce that our foundational patents will be made available to encourage broad commercialization of genetic sequencing-by-synthesis and other related technologies. We plan to leverage this broad intellectual property estate that covers all sequencing-by-synthesis methods through licensing, partnering and enforcement strategies.  Our plan is to vigorously defend our IP rights.”  The Helicos licensing portfolio includes approximately 48 issued patents and 90 applications.

Most recently, Dr. Trifunovich served as a strategic consultant to global companies in the life sciences industry.  Previously, Dr. Trifunovich served as the Senior Vice President of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2001 through August 2008.  Prior to joining Third Wave Technologies, Inc., Dr. Trifunovich held successive positions of increasing responsibility in sales and marketing and R&D with large pharmaceutical companies.  During his tenure in large pharma, he was the named inventor on multiple patents related to the semi-synthesis of TAXOL®.  Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an M.B.A. at the University of Pennsylvania’s Wharton School of Business.

Additional information can be found in Helicos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on April 15, 2010, together with its Quarterly Report on Form 10-Q for the first second quarter 2010, as filed with the SEC on August 16, 2010.  These reports include a discussion regarding the company’s need to raise capital to pursue its new business of developing molecular diagnostic tests, disclosures regarding the company’s operational results and liquidity position, and additional disclosures regarding other risks and uncertainties faced by Helicos.

About Helicos BioSciences:

Helicos BioSciences is focused on innovative genetic analysis technologies for the development and marketing of molecular diagnostic tests. Helicos’ proprietary True Single Molecule Sequencing (tSMS™) technology allows the direct measurement of natural DNA without the confounding steps of sample manipulation or nucleic acid amplification. Helicos is committed to commercializing new options for patients and physicians seeking reliable, cost-efficient molecular diagnostic results. For more information, please visit www.helicosbio.com.

Forward Looking Statements:

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, the prospective value of Dr. Trifunovich’s appointment as President and Chief Executive Officer as discussed in this press release, the prospective value of the unique attributes of single molecule sequencing in the diagnostics markets and the potential clinical advantages of the single molecule-sequencing platform, Helicos’ belief that its technology is capable of meeting needs in the diagnostics markets in the near term, Helicos’ beliefs regarding its ability to introduce successful diagnostic sequencing applications utilizing Helicos technology, Helicos’ beliefs regarding competition from other companies in the diagnostics market, Helicos’ belief that it has a strong intellectual property position and will be able to realize significant value from its intellectual property portfolio, and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: our ability to successfully implement a strategic shift to focus the business on the diagnostics markets utilizing the HeliScope Sequencer; a third party suing us for infringement of intellectual property rights; the costs of, and potential for an adverse outcome from, any intellectual property litigation; our history of operating losses and ability to achieve profitability; our ability to sustain our technology and know-how; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles in the diagnostics markets; failure of our technology and products; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our remaining personnel following our May and September 2010 reductions in force and our ability to hire additional skilled personnel required to pursue our diagnostics strategy; our ability to manage our growth while operating with limited resources; our ability to control our operating expenses; general economic and business conditions; our ability to obtain capital when desired on favorable terms including our need for significant additional capital to fund our operations; our current financial resources and substantial doubt about our ability to continue as a going concern; and the volatility of the market price of our common stock.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  While Helicos anticipates that subsequent developments may cause the company’s views to change, Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise, except as required by law.  For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

SOURCE: Helicos BioSciences Corporation

MacDougall Biomedical Communications
Chris Erdman, 781-235-3060

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